PROSPECTUS SUPPLEMENT                       FILED PURSUANT TO RULE NO. 424(b)(3)
(To Prospectus dated February 15, 2001)               REGISTRATION NO. 333-33362


                                   [LOGO](sm)

                        1,000,000,000 Depositary Receipts
                         Semiconductor HOLDRS(sm) Trust

         This prospectus supplement supplements information contained in the prospectus dated February 15, 2001, which updated the original prospectus dated May 4, 2000 relating to the sale of up to 1,000,000,000 depositary receipts by the Semiconductor HOLDRSSM Trust.

         The share amounts specified in the table on page 11 of the base prospectus shall be replaced with the following:

                                                                             Share         Primary
                           Name of Company                    Ticker        Amounts    Trading Market
           -------------------------------------------        ------        -------    --------------
           Advanced Micro Devices. Inc.                        AMD             4            NYSE
           Altera Corporation                                  ALTR            6         Nasdaq NMS
           Amkor Technology, Inc.                              AMKR            2         Nasdaq NMS
           Analog Devices, Inc.                                ADI             6            NYSE
           Applied Materials, Inc.                             AMAT           13         Nasdaq NMS
           Atmel Corporation                                   ATML            8         Nasdaq NMS
           Broadcom Corporation                                BRCM            2         Nasdaq NMS
           Intel Corporation                                   INTC           30         Nasdaq NMS
           KLA-Tencor Corporation                              KLAC            3         Nasdaq NMS
           Linear Technology Corporation                       LLTC            5         Nasdaq NMS
           LSI Logic Corporation                               LSI             5            NYSE
           Maxim Integrated Products, Inc.                     MXIM            5         Nasdaq NMS
           Micron Technology, Inc.                              MU             9            NYSE
           National Semiconductor Corporation                  NSM             3            NYSE
           Novellus Systems, Inc.                              NVLS            2         Nasdaq NMS
           SanDisk Corporation                                 SNDK            l         Nasdaq NMS
           Teradyne, Inc.                                      TER             3            NYSE
           Texas Instruments Incorporated                      TXN            22            NYSE
           Vitesse Semiconductor Corporation                   VTSS            3         Nasdaq NMS
           Xilinx, Inc.                                        XLNX            5         Nasdaq NMS

         The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

            The date of this prospectus supplement is June 30, 2001.